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Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

Organized Under the Laws of
Agilent Technologies Australia Pty Ltd.	Australia
Agilent Technologies Australia (M) Pty Ltd.	Australia
Agilent Technologies Research Corporation	California
Agilent Technologies Canada Inc.	Canada
Agilent Technologies Cayco Ltd.	Cayman Islands
Agilent Technologies Cayman Islands, Inc.	Cayman Islands
Agilent Technologies Shanghai Company Ltd.	China
Agilent Technologies World Trade, Inc.	Delaware
Varian Inc.	Delaware
Agilent Technologies France S.A.S.	France
Agilent Technologies Deutschland Alpha GmbH	Germany
Agilent Technologies Deutschland GmbH	Germany
Agilent Technologies Deutschland Holding GmbH	Germany
Agilent Technologies Sales & Services GmbH & Co. KG	Germany
Agilent Technologies International Private Ltd.	India
Agilent Technologies Ireland Finance Ltd.	Ireland
Agilent Technologies Ireland Ltd.	Ireland
Varian S.p.A.	Italy
Agilent Technologies Italia S.P.A.	Italy
Agilent Technologies Japan Ltd.	Japan
Agilent Technologies Luxco S.A.R.L.	Luxembourg
Agilent Technologies Malaysia Sdn. Bhd.	Malaysia
Agilent Technologies Microwave Products (M) Sdn. Bhd.	Malaysia
Agilent Technologies Europe B.V.	Netherlands
Agilent Technologies Netherlands B.V.	Netherlands
Agilent Technologies Sanigi B.V.	Netherlands
Varian B.V.	Netherlands
Agilent Technologies Singapore (Holding) Pte Ltd.	Singapore
Agilent Technologies Singapore (Sales) Pte Ltd.	Singapore
Agilent Technologies Singapore (International) Pte Ltd.	Singapore
Agilent Technologies Singapore Pte Ltd.	Singapore
Agilent Technologies International S.A.R.L.	Switzerland
Agilent Technologies Rhone S.A.R.L.	Switzerland
Agilent Technologies UK Ltd.	United Kingdom
Varian Polymer Laboratories Limited	United Kingdom

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  Exhibit 21.1
SIGNIFICANT SUBSIDIARIES